Exhibit 23.1

[PricewaterhouseCoopers LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in TeleTech Holding Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

June 3, 2010